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                                    EXHIBIT A

                                 PROMISSORY NOTE

June 1, 2001                                                     Amount $120,000



FOR VALUE RECEIVED, the undersigned, Total Film Group, Inc., 9107 Wilshire Boulevard, Suite 475, Beverly Hills, California 90210 ("Maker") promises to pay to the order of Patricia Green, or order ("Payee"), the principal sum of One Hundred Twenty Thousand Dollars ($120,000), which was borrowed in order to assist in the financing of the film entitled "Bride of the Wind." The principal balance of this Note, and all accrued and unpaid interest thereon, shall be due and payable on May 31, 2003, without notice, demand or presentment. The Maker shall pay Payee simple interest on the principal sum of this Note at a rate of 8% per annum payable annually, commencing on the date of this Note. This Note is subject to prepayment solely at the option of Maker, in whole or in part, at any time, without notice. Prepayment shall be effected by paying the amount equal to the outstanding principal amount of this Note, plus all interest accrued but unpaid to the date of receipt by Payee of such prepayment.

The undersigned waives presentment, demand and protest, and all notices thereto. In the event this Note is not paid in full when due, the principal balance hereof shall bear interest, from any after the date of default, at the lesser of 13% or the highest rate permitted by law. If any suit or action is commenced to construe or enforce this Note, the prevailing party in such suit or action shall, in addition to any and all other amounts awarded, be entitled to be reimbursed for their costs and expenses incurred in such action, including attorneys' fees. Payments due hereunder shall be paid to Payee, or order, at any address designated by such payee from time to time in writing. Payments shall be deemed made when received by Payee at the address designated by Payee in writing to Maker from time to time. If and to the extent that any amounts paid by Maker hereunder, or any portion thereof, are required to be returned to any trustee, receiver, or similar officer, this Note shall be reinstated, and Payee shall have all rights hereunder which accrue to a creditor at law or in equity.


                                        TOTAL FILM GROUP, INC.


                                        By:
                                           ----------------------------------
                                           Jeffrey Hoffman, President and CEO